    Delaware    Page 1
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF
“MADISON ETFS TRUST”, FILED IN THIS OFFICE ON THE TENTH DAY OF MARCH, A.D. 2023, AT 4:25 O`CLOCK P.M.

7343460 8100Authentication: 202894934
SR# 20230948602Date: 03-13-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Deliver 04:25 PM 03/10/2023
FILED 04:25 PM 03/10/2023
SR 20230948605 – File Number 7343460

CERTIFICATE OF TRUST
OF
MADISON ETFS TRUST

This Certificate of Trust of Madison ETFs Trust (the “TRUST”) is being duly executed and filed by the undersigned, as sole trustee, to form a statutory trust under the provisions of the Delaware Statutory Trust Act (12 Dell. C. § 3801, et seq.) (the “Act”).

1.Name. The name of the statutory trust is: Madison ETFs Trust.
2.Registered Agent. The name and address of the Registered Agent in the State of Delaware is: Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904.
3.Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1, et seq.).
4.Series Trust. Pursuant to Section 2806(b)(2) of the Act, the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as it may be amended from time to time (each a “Series”).
5.Notice of Limitation of Liability of Each Series. Notice is hereby given that, pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or any other Series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series. Separate and distinct records shall be maintained for each series and the assets associated with each Series shall be held and accounted for separately from the other assets of the Trust or any other Series thereof.
6.Effective Date: This Certificate of Trust shall be effective immediately upon filing of the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act.

Madison ETFs Trust

By: /s/ Steve Carol
Sole Trustee
Name: Steve Carl